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                                                                   Exhibit 14(b)

             Report of Independent Registered Public Accounting Firm


To the Shareholders and Board of Trustees of Eclipse Funds:


In our opinion, the statement of changes in net assets and the financial highlights of MainStay Balanced Fund (formerly Balanced Fund, a series of Eclipse Funds, hereinafter referred to as the "Fund") present fairly, in all material respects, the changes in its net assets for the year ended October 31, 2002 and the financial highlights for each of the periods in the period ended October 31, 2002, in conformity with accounting principles generally accepted in the United States of America. This financial statement and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



/s/ PricewaterhouseCoopers LLP
New York, New York
December 17, 2002